G. BRAD BECKSTEAD
Certified Public Accountant
                                         330 E. Warm Springs
                                         Las Vegas, NV 89119
                                                702.528.1984
                                            425.928.2877efax





April 14, 2000


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of January 11, 2000, on the Financial Statements of Pacific Industrial Corporation from the inception date of November 18, 1998 through December 31, 1999, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,



G. Brad Beckstead, CPA
Nevada License #2701